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                                                                   EXHIBIT 10.22



              [EDUCATION TECHNOLOGY CONSULTING, L.L.C. LETTERHEAD]



                                 March 25, 1997


Mr. Robert F. Staley, Jr.
663 Greendale Avenue
Needham, MA 02192


Dear Mr. Staley:

     As we have discussed, this letter sets forth the general terms of our future employment relationship.

     1. Position. Education Technology Consulting, L.L.C. ("Consulting"), a subsidiary of Education Technology Consulting Holding, L.L.C. ("Holding"), will employ you as the Chief Technology Officer of Consulting. Consulting will be in the business of providing strategic and performance innovative services to companies seeking applications and solutions in information-intensive businesses. Consulting will not provide any financial consulting services which could result in it being defined as an Investment Advisor, as defined in Section 202(a)(ii) of the Investment Advisors Act of 1940 or Section 2(a)(20) of the Investment Company Act of 1940; an Investment Company as defined in Section 3(a) of the Investment Company Act; or a Broker or Dealer as defined in Sections 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934.

     2.   Location. The business will be located in Boston, Massachusetts.

     3.   Compensation.  a.   Your base salary will be $170,000 per year,
                              payable twice a month over a twelve month period.

                         b. A bonus payment will be considered by the Board each year of the term of employment but in no event will it exceed 15% of your base salary.

                         c. You shall have the right to purchase .4% of the common stock of Holding, at the founders price. Holding shall have an initial capitalization of $1 million of common equity. Consequently, your .4% interest shall cost $4,000. In the event you leave the employ of Consulting, Holding shall have the right to repurchase your common stock at its then fair market value provided that, if you leave the employ


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Mr. Robert F. Staley, Jr.
March 25, 1997
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                                        of Consulting prior to the end of three
                                        years voluntarily or as a result of
                                        being dismissed for cause, Holding shall have the right to repurchase your stock at its original cost.

                                   d.   You will be entitled to the benefits
                                        provided to other employees of
                                        Consulting (vacation, medical, etc.).

        4.      At Will. Your employment will be at will.

        5. Confidentiality. All confidential information acquired by you with respect to Consulting will not be disclosed to any person or used by you for personal gain for a period of 2 years following the termination of employment.

                In addition, up to one year after the termination of employment, you will not engage in business with any person or entity which is a customer or client of Consulting or counsel or attempt to induce any employee of Consulting to leave their employ.

        If the above is acceptable, please sign the enclosed copy of this letter where indicated and return it to me.


                                                Very truly yours,

                                               /s/ GRESHAM T. BREBACH, JR.
                                               --------------------------------
                                                   Gresham T. Brebach, Jr.


The above is accepted.

By: /s/ ROBERT F. STALEY, JR.
   ----------------------------

March 23, 1997